Exhibit 4.2

SUPPLEMENTAL INDENTURE

Dated as of June 9, 1997

Between

CNL ROSE ACQUISITION CORP.,
RFS PARTNERSHIP, L.P.,
and RFS 2002 FINANCING, INC.

and

US BANK NATIONAL ASSOCIATION,

SUPPLEMENTAL INDENTURE

Supplemental Indenture (this “Supplemental Indenture”), dated as of July 10, 2003, among CNL Rose Acquisition Corp., a Delaware corporation (the “Surviving Entity”), RFS Partnership, L.P., a Tennessee limited partnership (an “Issuer”), RFS 2002 Financing, Inc., a Tennessee corporation, and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, RFS Hotel Investors, Inc., a Tennessee corporation and predecessor-by-merger to the Surviving Entity (“RFS Hotel Investors”), has heretofore executed and delivered to the Trustee, as guarantor, an indenture (the “Indenture”), dated as of February 26, 2002, providing for the issuance by the Issuer, a subsidiary of Surviving Entity, of 9.75% Senior Notes due 2012 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances and pursuant to Section 5.1 of the Indenture, the Surviving Entity shall execute and deliver to the Trustee a Supplemental Indenture pursuant to which it expressly assumes all of RFS Hotel Investors’ obligations in connection with the guarantee of Parent for payment of the Notes by the Parent; and

WHEREAS, Surviving Entity and Issuer are parties to that certain merger agreement, dated as of May 8, 2003, as amended on May 22, 2003, by and among CNL Hospitality Properties, Inc., Surviving Entity, RFS Hotel Investors, CNL Rose Acquisition OP, LP, and Issuer, pursuant to which, RFS Hotel Investors will, simultaneously with the execution of this Supplemental Indenture, merge with and into Surviving Entity and RFS Hotel Investors separate corporate existence will, simultaneously with the execution of this Supplemental Indenture, cease; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Surviving Entity and the Trustee mutually covenant and agree as follows;

1.         Capitalized Terms.   Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.         Agreement to Assume Obligations.   The Surviving Entity irrevocably and unconditionally assumes the punctual performance of all obligations of RFS Hotel Investors pursuant to the terms of the Indenture, and this Supplemental Indenture.

No past, present or future partner, director, officer, employee, incorporator or stockholder (direct or indirect) of the Surviving Entity (or any such successor entity), as such, shall have any liability for any obligations of the Surviving Entity under this Supplemental Indenture or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, except in their capacity as an obligor or Guarantor of the Notes in accordance with the Indenture.

3.         NEW YORK LAW TO GOVERN.   THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

4.         Counterparts.   The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

5.         Effect of Headings.   The Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

RFS PARTNERSHIP, L.P.

	By:	CNL Rose GP Corp.,
	Its:	General Partner

	By:	/s/ Marcel Verbaas
	Name:	Marcel Verbaas
Title: Senior Vice President

RFS 2002 FINANCING, INC.

	By:	/s/ Marcel Verbaas
Name: Marcel Verbaas
Title: Senior Vice President

CNL ROSE ACQUISITION CORP.

By:	/s/ Marcel Verbaas
Name: Marcel Verbaas
Title: Senior Vice President

THE TRUSTEE:
U.S BANK NATIONAL ASSOCIATION

By:	/s/ Frank P. Leslie III
Name: Frank P. Leslie III
Title: Vice President